SGS CANADA INC.
P.O. Box 4300, 185 Concession Street
Lakefield, Ontario, Canada  K0L 2H0

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and incorporation by reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of our findings included in our report relating to scanning electron microscope analysis on the Clarkdale Slag Project (the “Report”) which appears in the Annual Report on Form 10-K for the year ended December 31, 2009 of Searchlight Minerals Corp.  We concur with the discussion and summary of our Report as it appears in such Annual Report and consent to our being named as an expert in the Registration Statement.

SGS CANADA INC.

By:	/s/ Roch Marion
Per: Roch Marion

Dated: October 18, 2010